Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-179590

Prospectus Supplement No. 2

(to Prospectus dated January 14, 2013)

MEI PHARMA, INC.

319,191 Shares of Common Stock at $7.14 Per Share

Upon Exercise of Outstanding Warrants

This prospectus amends and supplements the prospectus dated January 14, 2013 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration Statement No. 333-179590). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 29, 2013 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The prospectus and this prospectus supplement relate to the issuance of shares of our common stock, par value $0.00000002 per share, (the “Common Stock”) upon exercise of warrants (the “Warrants”) issued in connection with our rights offering that was completed in May 2012.

Our common stock is traded on the Nasdaq Capital Market under the symbol “MEIP”. The Warrants will not trade on the Nasdaq Capital Market or any other securities exchange or trading market. On March 28, 2013, the closing price for a share of our Common Stock on the Nasdaq Capital Market was $8.63 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is March 29, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2013

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 792-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Professor Bryan Williams, who had been a member of the Board of Directors (the “Board”) of MEI Pharma, Inc. (the “Company”) and the Audit Committee of the Board since March 2006, and had served as Chairman since November 2006 and as a member of the Compensation Committee of the Board since 2009, did not seek re-election at the Company’s Annual Meeting of Stockholders for fiscal year 2013, which was held on March 26, 2013 (the “Annual Meeting”). Effective upon Professor Williams’s retirement, as previously disclosed, Dr. Christine A. White has been appointed to serve as Lead Director of the Board until the Board has identified a permanent replacement for Professor Williams as Chairman. In addition, Charles V. Baltic III has been appointed to the Audit Committee of the Board and Dr. Thomas C. Reynolds has been appointed to the Compensation Committee of the Board, in each case to fill the vacancies created by Professor Williams’s retirement.

As described in Item 5.07 of this Current Report on Form 8-K, at the Annual Meeting, the Company’s stockholders approved the Amended and Restated 2008 Stock Omnibus Equity Compensation Plan (the “Plan”). The Plan was amended and restated to increase the number of shares of the Company’s common stock, par value $0.00000002 per share (“Common Stock”), that may be subject to awards under the plan from 416,666 shares to 2,186,000 shares and to increase the number of shares of Common Stock that may be subject to awards granted to any individual during any calendar year from 66,666 shares to 400,000 shares. The Plan had been approved by the Company’s Board of Directors on January 29, 2013, subject to receipt of stockholder approval, and became effective upon receipt of stockholder approval on March 26, 2013. The foregoing description of the amendment and restatement of the Plan is qualified in its entirety by the terms of the Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On March 26, 2013, the Board approved certain revisions to the Company’s Code of Business Conduct and Ethics (the “Code”) to, among other things, designate the Nominating and Governance Committee to oversee the administration of the Code and to remove certain provisions relating to transactions by the Company with Novogen Limited, the Company’s former majority stockholder. The Code applies to all of the Company’s directors, officers and employees. The revisions to the Code took effect upon adoption by the Board.

A copy of the Code, as revised, is attached as Exhibit 14.1 to this Current Report on Form 8-K and is posted on the Company’s website at www.meipharma.com/investor.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On March 26, 2013, the Company held the Annual Meeting. There were represented at the Annual Meeting, either in person or by proxy, 10,796,764 shares of Common Stock out of a total number of 15,015,454 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The Company’s stockholders voted on the following four proposals at the Annual Meeting, casting their votes as described below.

Proposal 1. – Election of Director. Charles V. Baltic III was the sole director nominated and elected at the Annual Meeting. Mr. Baltic was elected to serve a three-year term on the Company’s Board of Directors which will expire at the Company’s annual meeting of stockholders for fiscal year 2016. Information on the vote relating to Mr. Baltic’s election is set forth below:

Nominee	For	Withheld
Charles V. Baltic III	10,319,543	8,093

Proposal 2. – Ratification of Appointment of Auditors. Proposal 2 was a proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013. The proposal was approved.

For	Against	Abstain
10,779,055	13,300	4,409

Proposal 3. – Amendment and Restatement of Restated Certificate of Incorporation. Proposal 3 was a proposal to approve the amendment and restatement of the Company’s Restated Certificate of Incorporation to eliminate its classified Board of Directors, resulting in the annual election of directors, and alter certain existing provisions relating to corporate opportunities presented to stockholders of the Company. To be approved, the proposal required the affirmative vote of holders representing at least 80% of the total number of votes eligible to be cast by the holders of all outstanding shares of the Company’s common stock as of the record date. The proposal received the affirmative vote of holders representing 68.5% of the total number of votes eligible to be cast by the holders of all outstanding shares of the Company’s common stock as of the record date and, therefore, the proposal was not approved.

For	Against	Abstain	Broker Non-Votes
10,286,381	39,341	1,914	469,128

Proposal 4. – Amendment and Restatement of 2008 Stock Omnibus Equity Compensation Plan. Proposal 4 was a proposal to approve the amendment and restatement of the 2008 Stock Omnibus Equity Compensation Plan to increase the number of shares of Common Stock that may be subject to awards under the plan from 416,666 shares to 2,186,000 shares and to increase the number of shares of Common Stock that may be subject to awards granted to any individual during any calendar year from 66,666 shares to 400,000 shares. The proposal was approved.

For	Against	Abstain	Broker Non-Votes
10,217,727	107,916	1,993	469,128

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated 2008 Stock Omnibus Equity Compensation Plan.

14.1	MEI Pharma, Inc. Code of Business Conduct and Ethics.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated: March 29, 2013

Index to Exhibits

Exhibit No.	Description

10.1	Amended and Restated 2008 Stock Omnibus Equity Compensation Plan.

14.1	MEI Pharma, Inc. Code of Business Conduct and Ethics.

Exhibit 10.1

MEI PHARMA, INC.

AMENDED AND RESTATED

2008 STOCK OMNIBUS EQUITY COMPENSATION PLAN

Section 1. Purpose

The Plan authorizes the Compensation Committee to provide Advisors, Employees and Non-Employee Directors that are providing, or have agreed to provide, services to the Company or its Affiliates, who are in a position to contribute to the long-term success of the Company or its Affiliates, with Grants. The Company believes that this incentive program will cause those Advisors, Employees and Non-Employee Directors to increase their interest in the welfare of the Company and its Affiliates, and aid in attracting, retaining and motivating Advisors, Employees and Non-Employee Directors of outstanding ability.

The Plan was originally effective as of December 9, 2008 upon approval by the stockholders of the Company, and amended and restated effective October 21, 2011, provided, however, that the share increase was effective December 1, 2011 upon approval by the stockholders of the Company. This amendment and restatement is effective as of January 29, 2013; provided that the share increases contemplated under Section 3 will be effective March 26, 2013, subject to approval by the stockholders of the Company

Section 2. Definitions

Capitalized terms used herein shall have the meanings set forth in this Section.

(a) “Advisor” shall mean advisors who render bona fide services to the Company or its subsidiaries where the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) “Affiliate” shall mean any Person which is included as a member with the Company in a controlled group of corporations, within the meaning of Code section 414(b), or which is a trade or business (whether or not incorporated) included with the Company in a group of trades or business under common control, within the meaning of Code section 414(c); provided, however, that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2) and (3), and in applying Treas. Reg. section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. section 1.414(c)-2.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall have the meaning ascribed thereto in any effective employment or service agreement between the Company and the Grantee, or if no employment agreement is in effect that contains a definition of cause, then Cause shall mean a finding by the Compensation Committee, in its sole and absolute discretion, that the Grantee has (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the directives of the Company, (iv) materially violated any policy of the Company, or (v) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

(e) “Change in Control” shall be deemed to have occurred if:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

(ii) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

Notwithstanding the foregoing definition of Change in Control, the Compensation Committee may modify the definition of Change in Control for a particular Grant as it deems appropriate to comply with Code section 409A or otherwise.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(g) “Company” shall mean MEI Pharma, Inc., a corporation organized under the laws of the State of Delaware.

(h) “Compensation Committee” shall mean the members of the Board appointed by the Board to serve as the Compensation Committee with responsibility for the administration of the Plan, or if no such members of the Board are appointed, then the Compensation Committee shall consist of all of the members of the Board. In any case, the Board shall approve and administer all grants made to Non-Employee Directors. The members of the Board appointed to serve as the Compensation Committee, if applicable, should consist of two or more Persons who are “outside directors” as defined under Code section 162(m), and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act. To the extent that the Board or a subcommittee administers the Plan, references in the Plan to the “Compensation Committee” shall be deemed to refer to the Board or such subcommittee.

(i) “Disability” or “Disabled” shall mean a Grantee’s becoming disabled within the meaning of Code section 22(e)(3) or as otherwise determined by the Compensation Committee.

(j) “Employee” shall mean any individual that is providing, or has agreed to provide, services to the Company or an Affiliate of the Company as an employee.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Exercise Price” shall mean the purchase price of a Share subject to an Option, which shall not be less than the Fair Market Value of a Share as of the date an Option is granted.

(m) “Fair Market Value” of a Share on any given date, unless the Compensation Committee determines otherwise with respect to a particular Grant, shall mean (i) if the principal trading market for the Shares is a national securities exchange, the last reported sale price during regular trading hours thereof of a Share on the relevant date or (if there were no trades on that date) the last reported sales price during regular trading hours on the latest preceding date upon which a sale was reported, (ii) if the Shares are not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of a Share during regular trading hours on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Shares are not publicly traded or, if publicly traded, are not so reported, the Fair Market Value per share shall be as determined by the Compensation Committee pursuant to any reasonable valuation method authorized under the Code.

(n) “Grant” shall mean a grant of Options, SARs, Stock Awards, Stock Units or Other Stock-Based Awards under the Plan.

(o) “Grant Letter” shall mean a letter, certificate or other agreement accepted by the Grantee, evidencing the making of a Grant hereunder and containing such terms and conditions, not inconsistent with the express provisions of the Plan, as the Compensation Committee shall approve.

(p) “Grantee” shall mean an Advisor, Employee or Non-Employee Director made a Grant under the Plan.

(q) “ISO” shall mean any Option or portion thereof that meets the requirements of an incentive stock option under Code section 422 and that is designated by the Compensation Committee to be an ISO.

(r) “Non-Employee Director” shall mean a member of the Board who is not an Employee.

(s) “Nonqualified Option” shall mean any Option or portion thereof that is not an ISO.

(t) “Options” shall refer to options issued under and subject to the Plan.

(u) “Other Stock-Based Award” shall mean any Grant based on, measured by or payable in Shares, as described in Section 9.

(v) “Person” shall mean an individual, partnership, corporation, limited liability company or partnership, trust, unincorporated organization, joint venture, government (or agency or political subdivision thereof) or any other entity of any kind.

(w) “Plan” shall mean this Amended and Restated MEI Pharma, Inc. 2008 Omnibus Equity Compensation Plan as set forth herein and as amended from time to time.

(x) “SAR” shall mean a stock appreciation right with respect to a Share.

(y) “Share” shall mean a share of common stock of the Company.

(z) “Stock Award” shall mean an award of Shares, with or without restrictions.

(aa) “Stock Unit” shall mean a unit that represents a hypothetical Share.

Section 3. Shares Available under the Plan

(a) Shares Authorized. Subject to the provisions of Section 13, the aggregate number of Shares that may be issued or transferred under the Plan shall be equal to the sum of the following: (i) 1,769,344 Shares, plus (ii) the number of Shares subject to outstanding Grants under the Plan as of March 26, 2013, plus (iii) the number of Shares remaining available for issuance under the Plan but not subject to previously exercised, vested or paid Grants as of March 26, 2013; provided that in no event shall the maximum aggregate numbers of Shares that may be issued or transferred under the Plan exceed 2,186,000. If and to the extent Options or SARs granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units or Other Stock-Based Awards are forfeited, terminated or otherwise not paid in full, the Shares subject to such Grants may again be available for purposes of the Plan. Shares surrendered in payment of the Exercise Price of an Option, and Shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. Upon the exercise of an Option through the net exercise procedure under Section 5(d) or upon the exercise of a SAR, then both for purposes of calculating the number of Shares remaining available for issuance under the Plan and the number of Shares remaining available for exercise under such Option or SAR, the number of such Shares shall be reduced by the gross number of Shares for which the Option or SAR is exercised and without regard to any cash settlement of a SAR. Except as provided with respect to cash settlement of SARs, to the extent that any Grants are paid in cash and not in Shares, any Shares previously subject to such Grants shall again be available for issuance or transfer under the Plan and shall not count against the share limits in this Section 3(a).

(b) Individual Limits. The maximum aggregate number of Shares that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 400,000 Shares, subject to adjustment as described in Section 13 below. Shares that shall be subject to Options or SARS made under the Plan to any individual during any calendar year shall not exceed such number of Shares set forth above in this Section 3(b).

Section 4. Administration of the Plan

(a) Authority of the Compensation Committee. The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select the Advisors, Employees and Non-Employee Directors to whom Grants may be made;

(ii) to determine the number of Shares subject to each such Grant;

(iii) to determine the terms and conditions of any Grant made under the Plan;

(iv) to determine whether to accelerate the exercisability of any or all applicable outstanding Grants at any time for any reason;

(v) to determine the restrictions or conditions related to the delivery, holding and disposition of Shares acquired pursuant to a Grant;

(vi) to prescribe the form of each Grant Letter;

(vii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Compensation Committee may deem necessary or advisable to administer the Plan;

(viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Grant, Grant Letter or other instrument hereunder; and

(ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Compensation Committee may deem necessary or advisable for the administration of the Plan.

All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Compensation Committee shall be final and binding on the Grantee, his or her beneficiaries and any other Person having or claiming an interest under such Grant.

(b) Manner of Exercise of Compensation Committee Authority. Any action of the Compensation Committee with respect to the Plan shall be final, conclusive and binding on all

Persons, including the Company, its Affiliates, Grantees, or any Person claiming any rights under the Plan from or through any Grantee, except to the extent the Compensation Committee may subsequently modify, or take further action not inconsistent with, its prior action. If not specified in the Plan, the time at which the Compensation Committee must or may make any determination shall be determined by the Compensation Committee, and any such determination may thereafter be modified by the Compensation Committee. The express grant of any specific power to the Compensation Committee, and the taking of any action by the Compensation Committee, shall not be construed as limiting any power or authority of the Compensation Committee. The Compensation Committee may delegate to officers or managers of the Company or any Affiliate of the Company the authority, subject to such terms as the Compensation Committee shall determine, to perform such functions as the Compensation Committee may determine, to the extent permitted under applicable law.

(c) Limitation of Liability. Each member of the Compensation Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any of its Affiliates, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Compensation Committee, nor any officer or employee of the Company acting on behalf of the Compensation Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Compensation Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

Section 5. Options

The Compensation Committee may grant Options to an Employee, Advisor or member of the Board upon such terms as the Compensation Committee deems appropriate. The following provisions are applicable to Options:

(a) Number of Shares. The Compensation Committee shall determine the number of Shares that will be subject to each Grant of Options to an Employee, Advisor or member of the Board.

(b) Type of Option and Price.

(i) The Compensation Committee may grant ISOs or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. ISOs may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in Code section 424. Nonqualified Options may be granted to Employees, Advisors or members of the Board.

(ii) The Exercise Price of Shares subject to an Option shall be determined by the Compensation Committee and may be equal to or greater than the Fair Market Value of a

Share on the date the Option is granted. However, an ISO may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in Code section 424, unless the Exercise Price per Share is not less than 110% of the Fair Market Value of a Share on the date of grant.

(iii) Each ISO shall provide that, if the aggregate Fair Market Value of the Shares on the date of the grant with respect to which ISOs are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary of the Company, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Option.

(c) Option Term. The Compensation Committee shall determine the term of each Option. The term of any Option for shall not exceed five years from the date of grant.

(d) Option Termination. Except as provided below, an Option may only be exercised while the Grantee is employed or engaged by the Company or any Affiliate as an Advisor, Employee or member of the Board. Unless otherwise determined by the Compensation Committee and set forth in a Grant Letter, Options shall terminate on the earliest of:

(i) the date on which the Grantee is no longer employed or engaged by the Company and any Affiliate on account of the Grantee’s termination for Cause. In addition, notwithstanding any other provisions of this Section 5, if the Compensation Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed or engaged by the Company and any Affiliate or after the Grantee’s termination of employment or engagement, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the Share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such Shares. Upon any exercise of an Option, the Company may withhold delivery of Share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture;

(ii) the 91st day following the date the Grantee is no longer employed or engaged by the Company and any Affiliate for any reason other than Cause, death, or Disability; provided, however, that in all cases the portion of any Option that is not vested on the date of termination of employment or engagement shall terminate immediately upon such termination;

(iii) the first anniversary of the date the Grantee’s employment or engagement by the Company and any Affiliate terminates on account of the Grantee’s death or Disability; provided, however, that the portion of any Option that is not vested on the date of such termination of employment or engagement shall terminate immediately upon such termination;

(iv) the fifth anniversary of the date of grant as set forth in the Grant Letter; and

(v) cancellation, termination or expiration of the Options pursuant to action taken by the Compensation Committee in accordance with Section 13.

For purposes of the Plan, employment or engagement by the Company and any Affiliate shall mean employment or service as an Employee, Advisor or member of the Board (so that, for purposes of exercising Options, a Grantee shall not be considered to have terminated his employment or engagement until the Grantee ceases to be an Employee, Advisor and member of the Board), unless the Compensation Committee determines otherwise.

(e) Exercise of Options. Only the vested portion of any Option may be exercised. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Compensation Committee (i) in cash, (ii) unless the Compensation Committee determines otherwise, by delivering Shares owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Compensation Committee) to ownership of Shares having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Compensation Committee may approve. In addition, in the event the Compensation Committee so determines, to the extent an Option is at the time exercisable for vested shares of Company Stock, all or any part of that vested portion may be surrendered to the Company for an appreciation distribution payable in Shares with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the Shares subject to the surrendered portion exceeds the aggregate Exercise Price payable for those Shares. Shares used to exercise an Option shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the Shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Compensation Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such Shares.

(f) Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Compensation Committee, upon the Grantee’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

Section 6. Stock Awards

The Compensation Committee may issue or transfer Shares to an Employee, Advisor or member of the Board under a Stock Award, upon such terms as the Compensation Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a) General Requirements. Shares issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Compensation Committee. The Compensation Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the

Compensation Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Letter as the “Restriction Period.”

(b) Number of Shares. The Compensation Committee shall determine the number of Shares to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such Shares.

(c) Requirement of Employment or Service. If the Grantee is no longer employed or engaged by the Company or any Affiliate during a period designated in the Grant Letter as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all Shares covered by the Grant as to which the restrictions have not lapsed, and those Shares must be immediately returned to the Company. The Compensation Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Shares of a Stock Award except under Section 14(b) below. Unless otherwise determined by the Compensation Committee, the Company will retain possession of certificates for Shares of Stock Awards until all restrictions on such Shares have lapsed. Each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the Shares subject to restrictions when all restrictions on such Shares have lapsed. The Compensation Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such Shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Compensation Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote Shares of Stock Awards and to receive any dividends or other distributions paid on such Shares, subject to any restrictions deemed appropriate by the Compensation Committee, including, without limitation, the achievement of specific performance goals.

(f) Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Compensation Committee. The Compensation Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 7. Stock Units

The Compensation Committee may grant Stock Units, each of which shall represent one hypothetical Share, to an Employee, Advisor or member of the Board, upon such terms and conditions as the Compensation Committee deems appropriate. The following provisions are applicable to Stock Units:

(a) Crediting of Units. Each Stock Unit shall represent the right of the Grantee to receive a Share or an amount of cash based on the value of a Share, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. The Compensation Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Compensation Committee. The Compensation Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Requirement of Employment or Service. If the Grantee is no longer employed or engaged by the Company or any Affiliate prior to the vesting of Stock Units, or if other conditions established by the Compensation Committee are not met, the Grantee’s Stock Units shall be forfeited. The Compensation Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Payment With Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, Shares or any combination of the foregoing, as the Compensation Committee shall determine.

Section 8. Stock Appreciation Rights

The following provisions are applicable to SARs:

(a) General Requirements. The Compensation Committee may grant SARs to an Employee, Advisor or member of the Board separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an ISO, SARs may be granted only at the time of the grant of the ISO. The Compensation Committee shall establish the base amount of the SAR at the time the SAR is granted, which shall be equal to or greater than the Fair Market Value of a Share as of the date of grant of the SAR. The base amount of each SAR shall be equal to the per Share Exercise Price of the related Option, provided such Exercise Price is equal to or greater than the Fair Market Value of a Share as of the date of grant of the SAR or, if there is no related Option, an amount equal to or greater than the Fair Market Value of a Share as of the date of grant of the SAR.

(b) Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of Shares that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Shares covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of Shares.

(c) Exercisability. A SAR shall be exercisable during the period specified by the Compensation Committee in the Grant Letter and shall be subject to such vesting and other restrictions as may be specified in the Grant Letter. The Compensation Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed or engaged by the Company or Affiliate or during the applicable period after termination of employment or engagement as described in Section 5(c) above. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d) Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Compensation Committee, upon the Grantee’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(e) Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Share on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a) above.

(f) Form of Payment. The appreciation in a SAR shall be paid in Shares, cash or any combination of the foregoing, as the Compensation Committee shall determine. For purposes of calculating the number of Shares to be received, Shares shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 9. Other Stock-Based Awards

The Compensation Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 5, 6, 7 and 8 of the Plan) that are based on or measured by Shares, to any Employee, Advisor or member of the Board, on such terms and conditions as the Compensation Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Compensation Committee shall determine.

Section 10. Dividend Equivalents

The Compensation Committee may grant Dividend Equivalents in connection Stock Units or Other Stock-Based Awards. Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or Shares, and upon such terms as the Compensation Committee may establish, including, without limitation, the achievement of specific performance goals.

Section 11. Qualified Performance-Based Compensation

The Compensation Committee may determine that Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents granted to an Employee shall be considered “qualified performance-based compensation” under Code section 162(m). The following provisions shall apply to Grants of Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents that are to be considered “qualified performance-based compensation” under Code section 162(m):

(a) Performance Goals.

(i) When Stock Awards, Stock Units, Other Stock-Based Awards or Dividend Equivalents that are to be considered “qualified performance-based compensation” are granted, the Compensation Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance will be measured, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Compensation Committee deems appropriate and consistent with the Plan and Code section 162(m).

(ii) The business criteria may relate to the Grantee’s business unit or the performance of the Company and its parents and subsidiaries as a whole, or any combination of the foregoing. The Compensation Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, shareholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

(b) Establishment of Goals. The Compensation Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under Code section 162(m). The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Compensation Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(c) Announcement of Grants. The Compensation Committee shall certify and announce the results for each performance period to all Grantees after the announcement of the Company’s financial results for the performance period. If and to the extent that the

Compensation Committee does not certify that the performance goals have been met, the grants of Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents for the performance period shall be forfeited or shall not be made, as applicable. If Dividend Equivalents are granted as “qualified performance-based compensation” under Code section 162(m), a Grantee may not accrue more than $1,000,000 of such Dividend Equivalents during any calendar year.

(d) Death, Disability or Other Circumstances. The Compensation Committee may provide that Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents shall be payable or restrictions on such Grants shall lapse, in whole or in part, in the event of the Grantee’s death or Disability during the performance period, or under other circumstances consistent with the Treasury regulations and rulings under Code section 162(m).

Section 12. Deferrals

The Compensation Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Grantee in connection with any Stock Units or Other Stock-Based Awards. If any such deferral election is permitted or required, the Compensation Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of Code section 409A.

Section 13. Adjustment Upon Changes in Capitalization.

In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange or issuance of Shares or other securities, any stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar transactions or events, affects the Shares, then the Compensation Committee shall make such adjustment, in such manner as the Compensation Committee deems appropriate, in order to prevent dilution or enlargement of the rights of Grantees under the Plan, including adjustment in (i) the number and kind of Shares deemed to be available thereafter for Grants under Section 3, (ii) the number and kind of Shares that may be delivered or deliverable in respect of outstanding Grants, and (iii) the price per share or the applicable market value of such Grants. In addition, the Compensation Committee shall make such adjustments as are appropriate in the terms and conditions of, and the criteria included in, Grants (including, without limitation, cancellation of Grants in exchange for the in-the-money value, if any, of the vested portion thereof, cancellation of unvested Grants for no consideration, cancellation of out-of-the-money Grants for no consideration, substitution of Grants using securities of a successor or other entity, acceleration of the time that Grants expire, or adjustment of performance targets) in recognition of unusual or nonrecurring events (including, without limitation, a Change in Control or an event described in the preceding sentence) affecting the Company or any Affiliate of the Company or the financial statements of the Company or any Affiliate of the Company, or in response to changes in applicable laws, regulations or accounting principles. Any adjustments to outstanding Grants shall be consistent with Code section 409A or 424, to the extent applicable. Any adjustments determined by the Compensation Committee shall be final, binding and conclusive.

Section 14. Restrictions on Shares.

(a) Restrictions on Issuing Shares. No Shares shall be issued or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Compensation Committee. The Compensation Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the Shares issued or transferred thereunder as the Compensation Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof.

(b) Transfer Restrictions.

(i) Nontransferability of Options. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (A) by will or by the laws of descent and distribution or (B) with respect to Grants other than ISOs, pursuant to a domestic relations order. When a Grantee dies, the personal representative or other Person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(ii) Transfer of Nonqualified Stock Options. Notwithstanding (i) above, the Compensation Committee may provide, in a Grant Letter, that a Grantee may transfer Nonqualified Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Compensation Committee may determine; provided that the Grantee receives no consideration for the transfer of the Nonqualified Option and the transferred Nonqualified Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Option immediately before the transfer.

(c) ISO Notice. A Grantee shall notify the Company of any disposition of Shares acquired upon exercise of an ISO if such disposition occurs within one year of the date of such exercise or within two years of the date of grant of such ISO. The Company may impose such procedures as it determines may be necessary to ensure that such notification is made.

(d) Requirements for Issuance or Transfer of Shares. No Shares shall be issued or transferred in connection with any Grant made hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Compensation Committee. The Compensation Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the Shares as the Compensation Committee shall deem necessary or advisable, and certificates representing such Shares may be legended to reflect any such restrictions. Certificates representing Shares issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Compensation Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 15. Withholding of Taxes.

All Grants made under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Grantee or other Person receiving or exercising Grants pay to the Company or any Affiliate the amount of any federal, state or local taxes that the Company or any Affiliate is required to withhold with respect to such Grants, or the Company or any Affiliate may deduct from other wages paid by the Company or any Affiliate the amount of any withholding taxes due with respect to such Grants. If the Compensation Committee so permits, a Grantee may elect to satisfy the applicable tax withholding obligation with respect to a Grant by having Shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Compensation Committee and may be subject to the prior approval of the Compensation Committee.

Section 16. Consequences of a Change in Control.

(a) Notice and Acceleration. Unless the Compensation Committee determines otherwise, effective upon the date of the Change in Control, (i) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (iii) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and shall be paid at their target values, or in such greater amounts as the Compensation Committee may determine.

(b) Other Alternatives. Notwithstanding the foregoing, in the event of a Change in Control, in addition to the actions described in Section 13, the Compensation Committee may take one or more of the following actions with respect to any or all outstanding Grants: the Compensation Committee may (i) require that Grantees surrender their outstanding vested Options and SARs in exchange for one or more payments by the Company, in cash or Shares as determined by the Compensation Committee, in an amount equal to the amount by which the then Fair Market Value of the Shares subject to the Grantee’s unexercised, vested Options and SARs exceeds the Exercise Price of the vested Options or the base amount of the vested SARs, as applicable, (ii) provide for the cancellation of unvested Grants for no consideration, (iii) provide for the cancellation of out-of-the-money Grants for no consideration, (iv) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Compensation Committee deems appropriate, or (v) determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change in Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such surrender or termination shall take place as of the date of the Change in Control or such other date as the Compensation Committee may specify.

Section 17. General Provisions

(a) Grant Letter. Each Grant shall be evidenced by a Grant Letter. The terms and provisions of such Grant Letters may vary among Grantees and among different Grants made to the same Grantee.

(b) No Right to Employment. The making of a Grant in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee’s employment relationship with the Company or its Affiliates, or, until Shares are issued, any rights as a stockholder of the Company. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect. For purposes of the Plan, a sale of any Affiliate of the Company that employs or engages a Grantee shall be treated as the termination of such Grantee’s employment or engagement, unless the Grantee shall otherwise continue to provide services to the Company or another subsidiary of the Company as an employee or director.

(c) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Compensation Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(d) No Funding. No Grantee, and no beneficiary or other Persons claiming under or through the Grantee, shall have any right, title or interest by reason of any Option to any particular assets of the Company or Affiliates of the Company, or any Shares allocated or reserved for the purposes of the Plan or subject to any Grant except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company’s obligations under the Plan.

(e) Governing Law; Jurisdiction. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. To the extent the Grantee is a party to an employment agreement with the Company or any of its subsidiaries that provides for binding arbitration of employment disputes, then any disputes between the Company and such Grantee arising under the Plan shall be arbitrated in accordance with the procedures set forth in such employment agreement.

(f) Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer Shares under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to Persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that ISOs comply with the applicable provisions of Code section 422, that the Plan comply with the applicable provisions of Code section 162(m) and that, to the extent applicable, Grants be exempt from or comply with the requirements of Code section 409A. Notwithstanding the foregoing, the Committee makes no representation that the Grants awarded under the Plan shall be exempt from or comply with Code section 409A and makes no undertaking to preclude Code section 409A from applying to Grants awarded under the Plan. To the extent that any legal requirement of section 16 of the Exchange Act or Code sections 422, 162(m) or 409A as set forth in the Plan ceases to be required under section 16 of the Exchange Act or Code sections 422, 162(m) or 409A, that Plan provision shall cease to apply. To the extent applicable, if on the date of a Grantee’s “separation from service” (as such term is defined under Code section 409A), Shares (or shares of any other company required to be aggregated with the Company for purposes of Code section 409A and its corresponding regulations) are publicly-traded on an established securities market or otherwise and the Grantee is a “specified employee” (as such term is defined in Code section 409A(a)(2)(B)(i) and its corresponding regulations) as determined by the Committee (or its delegate) in its discretion in accordance with the requirements of Code sections 409A and 416, then all Grants that are deemed to be deferred compensation subject to the requirements of Code section 409A and payable within six months following such Grantee’s “separation from service” shall be postponed for a period of six months following the Grantee’s “separation from service” with the Company. The Compensation Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section

(g) Grants made in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Compensation Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Compensation Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for awards made by such corporation. Notwithstanding anything in the Plan to the contrary, the Compensation Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options at a price necessary to retain for the Grantee the same economic value as the prior options.

(h) Application of Company Clawback Policy. All Grants under the Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board or the Compensation Committee; as such policy may be in effect from time to time.

Section 18. Amendment or Termination.

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.

(b) No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, the Compensation Committee may not reprice Options or SARs, nor may the Board amend the Plan to permit repricing of Options or SARs, unless the stockholders of the Company provide prior approval for such repricing. The term “repricing” shall have the meaning given that term in accordance with the applicable stock exchange in which such shares of Company Stock are registered, as in effect from time to time; provided that an adjustment to an Option or SAR pursuant to Section 13 above shall not constitute a repricing of the Option or SAR.

(c) Stockholder Re-Approval Requirement. If Stock Awards, Stock Units, Other Stock-Based Awards or Dividend Equivalents are granted as “qualified performance-based compensation” under Section 11 above, the Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 11, if required by Code section 162(m) or the regulations thereunder.

(d) Termination of Plan. The Plan shall terminate on December 8, 2018, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(e) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Compensation Committee acts under Section 17(f) above. The termination of the Plan shall not impair the power and authority of the Compensation Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 17(f) above or may be amended by agreement of the Company and the Grantee consistent with the Plan.

Exhibit 14.1

MEI PHARMA, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

The reputation and integrity of MEI Pharma, Inc. (the “Company”) are valuable assets that are vital to the Company’s success. Each employee of the Company, including each of the Company’s officers, as well as each Director, is responsible for conducting the Company’s business in a manner that demonstrates a commitment to the highest standards of ethics and integrity.

The purposes of this Code of Business Conduct and Ethics (this “Code”) are to focus Directors and employees on areas of ethical risk, provide guidance to help Directors and employees recognize and deal with ethical issues, provide mechanisms to report unethical conduct and foster a culture of honesty and accountability. No code of conduct can replace the thoughtful behavior of an ethical Director or employee. Accordingly, dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether this Code specifically addresses such conduct.

Core Values

In all of the Company’s relationships, including those with the public, shareholders, customers, suppliers, regulators, business partners, Directors and employees, each Director and employee must demonstrate a steadfast commitment to:

•	integrity;

•	honest and ethical conduct;

•	compliance with laws, rules and regulations;

•	avoidance of conflicts of interest and the appearance of such conflicts;

•	full, fair, accurate and timely disclosure by the Company to the public;

•	proper delegation, guidance and oversight;

•	prompt internal reporting of violations of this Code; and

•	accountability for complying with this Code.

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Implementation and Oversight of this Code

The Company’s Board of Directors (the “Board”) is ultimately responsible for the implementation of this Code. The Board has designated the Nominating and Governance Committee (the “Committee”) to oversee the administration of this Code. In addition to overseeing the administration of this Code, the Committee will review and approve, consistent with Nasdaq listing standards, related party transactions that must be disclosed in proxy statements or other filings pursuant to rules adopted by the Securities and Exchange Commission. One or more compliance officers (the “Compliance Officer”) will assist the Committee with the administration of this Code. The Company’s Secretary will serve as the Compliance Officer for employees and Directors. The Company’s Nominating and Governance Committee Chairperson will serve as the Compliance Officer for executive officers. The Compliance Officers can be contacted as follows:

Company Secretary	Nominating and Governance Committee Chairperson

Mr. Thomas M. Zech tzech@meipharma.com	Mr. Charles V. Baltic III Compliance@meipharma.com

or

In care of: MEI Pharma, Inc.

                                            11975 El Camino Real, Suite 101

                          San Diego, CA 92130

                    Tel: 858-792-6300

Questions regarding the application or interpretation of this Code are inevitable. Directors, officers and employees should feel free to direct questions to their respective Compliance Officers.

Statements in this Code to the effect that certain actions may be taken only with the “Company’s approval” mean that the Compliance Officer or, as appropriate, the Board or the Committee must give prior written approval before the proposed action may be undertaken.

This Code should be read in conjunction with all of the Company’s other policy statements and compliance procedures.

Directors and employees may be asked to certify on a periodic basis that they are in full compliance with this Code and, in the discretion of the Compliance Officer, with related policy statements.

Requests for Waiver of any Provision of this Code

Directors and employees must submit any requests for a waiver of a provision of this Code, in writing to the Compliance Officer, a reasonable period in advance of the proposed conduct for appropriate review. Any waiver with respect to a Director or executive officer must be approved by the Board, and, where appropriate, upon prior review and recommendation of the Committee.

In some circumstances, the Company must publicly disclose a waiver and/or amendment of this Code. In addition, if a waiver is granted, the Company may have to publicly disclose the nature of the granted waiver, including any implicit waiver, the name of the party or parties benefiting from the waiver, the date of the waiver, and any other disclosures required by Securities and Exchange Commission (“SEC”) rules or Nasdaq listing standards.

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Compliance with Laws and Regulations

A variety of laws apply to the Company and its operations, and some carry criminal penalties. These laws include, but are not limited to, federal and state laws relating to the Company’s business, including occupational safety laws, and its status as a public company. Examples of criminal violations of the law include, among others:

•	making false or misleading disclosures in documents filed with the SEC;

•	trading on inside information;

•	stealing, embezzling or misapplying the Company’s funds or other assets;

•	using threats, physical force or other unauthorized means to collect money; or

•	making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose.

The Company must, and will, investigate, address and report, as appropriate, all violations, including all suspected criminal violations.

It is the responsibility of each Director and employee to comply with the laws, rules, and regulations applicable to the Company and/or to him or her personally. No Director or employee may delegate that responsibility to another person or to the Company.

Conflicts of Interest

The Company requires each of its employees and Directors to report promptly his or her outside associations and personal business, financial and other relationships and activities that may involve a conflict of interest or appearance of a conflict of interest between such employee or Director and the Company to the Compliance Officer, unless such relationship or activity was already reported, so that the Company can take steps to address such conflicts of interest. The term “outside association” includes any commercial, familial or other material affiliation, association or employment of an individual other than with the Company.

It is impractical to conceive of and set forth rules that cover all situations in which a conflict of interest may arise. The basic factor in all conflict of interest situations is, however, the division of loyalty or the perception of a division of loyalty, between the Company’s best interests and the interests of the employee or Director that could possibly affect, or appear to affect, the employee’s or Director’s judgment or actions relating to the Company. Guidelines with respect to some sensitive areas in which potential conflicts of interest are likely to occur are set forth below. It is important to keep in mind that the following is not an exhaustive list of problem areas but rather a guide in applying the Company’s basic conflict of interest policy to any situation. The important criterion is adherence to the spirit of this Code.

Business Relationships

An employee or Director may have a conflict of interest if he or she, a member of his or her family, or his or her business partner or associate owns or has a substantial direct or indirect interest in, or incurs indebtedness to, an entity with which the Company has or is seeking to have a business relationship or with which the Company competes or is seeking to compete. Investments in small amounts of stock or bonds of a large publicly-held company should not, without more, give rise to any conflict of interest. The question of when

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an investment may become so substantial as to possibly affect, or appear to affect, an individual’s judgment is largely dependent on the particular circumstances and must be addressed on a case-by case basis.

A conflict of interest may also arise when an employee or Director, a member of his or her family or his or her business partner or associate holds a position as Director, officer, employee, advisor or partner of, or consultant, broker, finder or intermediary for, an entity with which the Company has or is seeking to have a business relationship or with which the Company competes or is seeking to compete.

The Company expects that each Director and employee will not discharge his or her Company duties and responsibilities under circumstances that could discredit the Company, unduly cause unfavorable criticism of the Company or impair public confidence in the Company’s integrity. Thus, such associations, interests and business relationships that might cause the employee or Director not to act in the best interests of the Company, or that might appear to cause divided loyalties, will be permitted only after they are first reported, reviewed and addressed in the manner prescribed by this Code, or otherwise established by the Committee.

Acceptance and Giving of Gifts

Any form of a gift that obligates an employee to act in a particular manner with regard to our business is a bribe and is not allowed. In some circumstances, it may be customary or appropriate to exchange gifts and entertainment with customers, potential customers, suppliers and others with whom the Company has a business relationship and it similarly may be customary and appropriate to arrange or take part in programs and events that include meals and lodging. Similarly, ordinary course business meals and entertainment are appropriate and not in violation of this code. The key is to keep an arm’s length relationship and avoid excessive or lavish gifts, events or personal financial transactions that may give the appearance of undue influence. An employee should also avoid personal financial transactions with customers, suppliers and others with whom the Company has a business relationship that may influence the employee’s ability to perform his or her job.

Equivalent rules apply to the giving of gifts. Obviously, gifts should not be offered as bribes. Directors and employees should also take care to avoid giving gifts that are intended to be innocent but may be construed as a bribe. Gifts and entertainment for customers, potential customers, suppliers and others with whom the Company has a business relationship must support the Company’s legitimate business interests and should be reasonable and appropriate under the circumstances. Employees and Directors should be sensitive to rules of with whom the company does business on receiving gifts and entertainment. Consistent with the obligation every employee has to act with integrity and honesty at all times, each employee should deal fairly with the Company’s customers, suppliers, competitors and employees. Special care must be taken with gifts to government officials, stricter rules apply. An acceptable gift to the employees of a company might be perceived as a bribe to a government worker.

The prohibition on bribes applies to third parties acting on behalf of the Company, including all contractors and consultants.

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Outside Activities/Employment

Any outside association by employees, including activities with other entities, should not encroach on the time and attention that an employee is expected to devote to their duties and responsibilities to the Company, adversely affect the quality or quantity of the work product or entail an employee’s use of any of the Company’s assets, including its real and personal property, or create the appearance (without the Company’s approval) of the Company’s sponsorship or support. Under no circumstances is any employee or Director permitted to compete with the Company or take for himself or herself or his or her family members or business partners or associates any business opportunity that belongs to the Company or that the employee or Director discovers or that is made available to the employee or Director by virtue of his or her position with the Company.

Civic/Political Activities

The Company supports the participation of its employees in civic and charitable activities so long as such participation does not encroach on the time and attention that the employee is expected to devote to his or her duties and responsibilities to the Company. Employees are to conduct any such activities in a manner that does not involve the Company or its assets or create an appearance of Company involvement, endorsement, sponsorship or support.

Reporting Procedure for Conflicts of Interest and Related Party Transactions

Each employee and Director must report promptly to the Compliance Officer or the Committee the existence of any association, interest, relationship or activity, as it arises, that actually involves or may appear to involve a conflict of interest. In addition, each employee and Director must report all related party transactions that the Company will have to disclose publicly under SEC rules because of the Nasdaq listing standard that requires an independent committee of the Board to approve all such transactions. Failure to report such relationships, activities, interests and related party transactions will be a ground for disciplinary action. Where the nature of the association, interest, relationship, activity or transaction is such that an employee or Director believes that he or she is unable to disclose the details of the matter without breaching other confidences, the Compliance Officer or Committee as appropriate may, if justified, discuss with the employee or Director a resolution of the conflict consistent with all of such employee’s or Director’s responsibilities.

The Company encourages Directors and employees to consult with the Compliance Officer as soon as possible upon learning of an association, interest, relationship, activity or transaction that could result in a conflict of interest or the appearance of a conflict of interest or could require public disclosure.

The Compliance Officer or, where appropriate, the Committee or the Board will review disclosures of any conflict of interest or related party transaction and determine the appropriate manner by which the Company’s approval or disapproval would be provided. Each employee and Director must cooperate fully in the review process by providing all information that the Compliance Officer, the Committee or the Board deems necessary to its review. Company actions with respect to the conflict of interest will take into account the spirit of this Code.

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All associations, interests, relationships, activities or transactions disclosed by any Director or employee in accordance with this policy shall be held in confidence unless the best interests of the Company dictate otherwise, or as otherwise required by law.

Resolution of Conflicts

In all cases, conflicts of interest must be handled in an ethical manner; they must be fully disclosed and considered prior to being resolved. The Compliance Officer or, where appropriate, the Committee or the Board will handle all questions of conflicts of interest.

The Compliance Officer and, as appropriate, the Committee or the Board, may determine, upon review of all relevant facts, that the conduct does not amount to a conflict of interest, or may provide guidance to avoid a conflict from developing.

An actual or potential conflict of interest may be resolved in a number of ways, including the following:

•	in the case of an offer of a gift, including entertainment or meals, the appropriate resolution may be for the gift to be accepted or rejected;

•	the Compliance Officer may determine the proper action alone or in consultation with the Nominating and Governance Committee or the Board;

•	an employee may appeal the determination by the Compliance Officer of a conflict of interest to the Nominating and Governance Committee;

•

any association, interest, relationship or participation in a transaction that is fully disclosed in writing to, and is approved in writing by, the Compliance Officer, the Committee or the Board will not be deemed to involve a conflict of interest for purposes of this Code;

•

if it is concluded that a conflict of interest actually exists, the Committee or the Board may suspend the individual from some or all of an individual’s duties and responsibilities or require he or she to perform other duties and responsibilities with the Company for such period of time as deemed appropriate or may request that he or she resigns from his or her position with the Company;

•	in the event that the reported conflict of interest involves an outside association, the Company may permanently cease doing business with that association; or

•	in the event that the reported conflict of interest involves a Director, the Director may be required to excuse himself from discussions and any decision by the Board on a matter.

Full, Fair, Accurate and Timely Disclosures by the Company to the Public

All employees who participate, directly or indirectly, in the preparation of the financial and other disclosures that the Company makes to the public, including in its filings with the SEC or by press release, must, in addition to complying with all applicable laws, rules and regulations, follow these guidelines:

•	act honestly, ethically and with integrity;

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•	comply with this Code;

•	endeavor to ensure full, fair, timely, accurate and understandable disclosure;

•

managers should, through leadership and communication, make sure that employees of the Company understand the Company’s obligations to the public under the law with respect to its disclosures, including that results are never more important than compliance with the law;

•	raise questions and concerns regarding the Company’s public disclosures when necessary and ensure that such questions and concerns are appropriately addressed;

•

provide the Company’s Directors, employees, outside auditors, attorneys, consultants and advisors involved in the preparation of the Company’s disclosures to the public with information that is accurate, complete, objective, relevant, timely and understandable;

•	act in good faith, responsibly and with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated by others;

•	proactively promote honest and ethical behavior among peers in our work environment;

•	achieve proper and responsible use of and control over all Company assets and resources employed by or entrusted to such employees;

•	record or participate in the recording of entries in the Company’s books and records that are full and accurate to the best of such employee’s knowledge; and

•	comply with the Company’s disclosure controls and procedures and system of internal controls.

Insider Trading

If a Director or employee has material, non-public information relating to the Company or its business, it is the Company’s policy that the Director or employee, or any family members of or entities controlled by such Director or employee, may not buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers, suppliers, vendors or other business partners, if Directors or employees have material, non-public information about that company which the Director or employee obtained by virtue of his/her position at the Company.

Transactions that may be necessary or justifiable for independent reasons, including emergency expenditures and transactions planned before the employee learned the material information, are not exceptions. Even the appearance of an improper transaction must be avoided to prevent any potential prosecution of the Company or the individual trader.

Besides the obligation to refrain from trading while in possession of material, nonpublic information, employees are also prohibited from “tipping” others. The concept of unlawful tipping includes passing on information to friends or family members under circumstances that suggests that employees were trying to help them make a profit or avoid a loss. Besides being considered a form of insider trading, of course, tipping is also a serious breach of corporate confidentiality. For this reason, employees should be careful to avoid discussing sensitive information in any place (for instances, at lunch, on public transportation, in elevators) when others may hear such information.

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Foreign Corrupt Practices Act

The Company requires full compliance with the Foreign Corrupt Practices Act (“FCPA”) by all of its Directors, employees, consultants, agents, distributors, and resellers. The anti-bribery and corrupt payment provisions of the FCPA makes illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of:

•	influencing any act, or failure to act, in the official capacity of that foreign official or party; or

•	inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

Payments, offers, promises or authorizations to pay any other person, U.S. or foreign, are likewise prohibited if any portion of that money or gift will be offered, given or promised to a foreign official or foreign political party or candidate for any of the illegal purposes outlined above.

All Company Directors and employees, whether located in the United States or abroad, are responsible for FCPA compliance and the procedure to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the Company.

Any action in violation of the FCPA is prohibited. Any employee who becomes aware of apparent FCPA violations should notify the Compliance Officer immediately.

Scientific Integrity

Research integrity is fundamental to the scientific process and to the Company’s ability to bring products to market. All Company research and development must be conducted according to all applicable laws and regulations and to the generally accepted ethical standards of the scientific community. Scientific misconduct, such as fabrication, falsification, or plagiarism in proposing, conducting, or reporting research, disregards the intellectual contributions and property of others, impedes the progress of research, and corrupts the scientific record. It is prohibited.

Fair Dealing

Each Director and employee should deal fairly and in good faith with the Company’s customers, suppliers, regulators, business partners and others. No Director or employee may take unfair advantage of anyone through manipulation, misrepresentation, fraud, abuse of confidential information or other similar unethical or improper conduct.

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Delegation of Authority

Each employee, and particularly each of the Company’s officers, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate guidance and continuous oversight and monitoring.

Handling of Confidential Information

Directors and employees should observe the confidentiality of information that they acquire by virtue of their positions at the Company, including information concerning the Company’s customers, suppliers, business partners or associates, competitors and other employees, except where disclosure is approved by the Company or otherwise legally mandated.

Prompt Internal Reporting of Violations of this Code

If a Director or employee violates or thinks he or she has violated any provision of this Code, or if he or she observes, learns of, or, in good faith, suspects that another person subject to this Code has violated any of its provisions, such employee or Director must immediately report the actual or suspected violation to the Compliance Officer or the Chairperson of the Committee and must cooperate in any investigation of any actual or suspected violation of this Code.

If an employee or Director reports an actual or suspected violation by another in good faith, he or she will not be subject to retaliation of any kind.

Accountability for Complying with this Code

Reported violations of this Code will be investigated, addressed promptly and treated confidentially to the extent possible. The company strives to impose discipline for each Code violation that fits the nature and particular facts of the violation. The Company uses a system of progressive discipline. The Company generally will issue warnings for less significant, first-time violations. Violations of a more serious nature may result in other measures, such as suspension without pay, demotion, temporary or permanent change in duties or responsibilities, loss or reduction of bonus or option awards, or any combination of these or other such disciplinary actions, such as termination of employment.

Certain violations of this Code that go unaddressed are treated by the SEC as implicit waivers of this Code. Accordingly, a violation by a Director or executive officer that is discovered and not addressed may have to be disclosed in accordance with the rules and regulations of the SEC or applicable listing standards. In such cases, the Company will have to disclose the nature of any violation, the date of the violation and the name of the person who committed the violation.

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